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                 EXHIBIT 23.1     CONSENT OF KPMG PEAT MARWICK LLP






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                          INDEPENDENT ACCOUNTANTS' CONSENT
                          --------------------------------



The Board of Directors
Ocean Financial Corp.


We consent to incorporation by reference in the Registration Statement on Form S-8, pertaining to the Ocean Financial Corp. 1997 Incentive Plan, of Ocean Financial Corp., of our report dated January 21, 1997, relating to the consolidated statements of financial condition of Ocean Financial Corp. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Ocean Financial Corp.



                                             /s/ KPMG Peat Marwick LLP


Short Hills, New Jersey
August 14, 1997